Exhibit 99.1

For Immediate Release
January 21, 2010

Jacksonville, Illinois

Contact:	Richard A. Foss	Diana S. Tone
	President and CEO	Chief Financial Officer
	(217) 245-4111	(217) 245-4111

JACKSONVILLE BANCORP, INC. ANNOUNCES QUARTERLY
AND YEAR-END EARNINGS

Jacksonville Bancorp, Inc. (NASDAQ Capital Market – JXSB) reported net income for the three months ended December 31, 2009 of $431,000, or $0.22 per share of common stock, basic and diluted, compared to net income of $232,000, or $0.12 per share of common stock, basic and diluted, for the three months ended December 31, 2008.  Net income increased $199,000 during the fourth quarter of 2009, as compared to the same period of 2008, primarily due to an increase of $466,000 in other income and a decrease of $294,000 in other expense, partially offset by a decrease of $148,000 in net interest income and increases of $280,000 in the provision for loan losses and $133,000 in income taxes.

The Company reported net income of $1,396,000, or $0.72 per share, basic and diluted, for the twelve months ended December 31, 2009, compared to net income of $1,518,000, or $0.76 per share, basic and diluted, for the twelve months ended December 31, 2008.  Net income decreased $122,000 during 2009, as compared to 2008, reflecting increases of $2.3 million in the provision for loan losses, partially offset by increases of $1.0 million in other income and $796,000 in net interest income and decreases of $204,000 in income taxes and $95,000 in other expense.

The $2.3 million increase in the provision for loan losses during 2009, compared to 2008, is primarily related to the deterioration of two commercial relationships.  During 2009, losses related to these two credits totaled $1.9 million.  The remaining nonperforming balance of these loans has also contributed to the $368,000 increase in total nonperforming assets during 2009.  Nonperforming assets represent 0.81% of total assets as of December 31, 2009, compared to 0.68% at December 31, 2008.  Notwithstanding the deterioration in the commercial credits described above, the Company’s core operations continue to improve.

The $796,000 increase in net interest income during 2009 reflected a greater decrease in interest expense than interest income during 2009.  We experienced decreases of $1.5 million in interest income and $2.3 million in interest expense during 2009.  Net interest income has benefited from a steepening yield curve as lower short-term market rates of interest resulted in our deposits repricing faster than our loans, which have yields tied to longer-term rates.  Other income increased $1.0 million during 2009 mostly due to increases of $541,000 in net income from mortgage banking operations, $556,000 in gains on sales of securities, and $102,000 in service charges on deposits, partially offset by a decrease of $152,000 in commission income.  Other expenses decreased $95,000 reflecting a $123,000 recovery in the impairment of mortgage servicing rights during 2009, compared to a $428,000 impairment charge during 2008, as well as an increase of $508,000 in FDIC deposit insurance assessments during 2009.

Total assets were $288.8 million at December 31, 2009, compared to $288.3 million at December 31, 2008.  Total deposits increased $16.5 million to $254.7 million at December 31, 2009, compared to $238.2 million at December 31, 2008.  Total stockholders’ equity increased to $25.3 million at December 31, 2009 from $24.3 million at December 31, 2008.  At December 31, 2009, Jacksonville Savings Bank exceeded its applicable regulatory capital requirements with Tier 1 leverage, Tier 1 risk-based capital, and total risk-based capital ratios of 7.4%, 10.7%, and 11.8%, respectively.

Jacksonville Bancorp, Inc. is a federally chartered stock holding company.  The Company is headquartered at 1211 West Morton Avenue, Jacksonville, Illinois.  The Company’s operations are limited to its ownership of Jacksonville Savings Bank, an Illinois chartered savings bank, which operates six branch offices located in Morgan, Macoupin, and Montgomery Counties in Illinois.  All information at and for the periods ended December 31, 2009, has been derived from unaudited financial information.

This news release contains certain forward-looking statements within the meaning of the federal securities laws.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995, and is including this statement for purposes of these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and experiences of the Company, are generally identified by use of the words “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or similar expressions.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.